Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is made and entered into as of the

15th day of December, 2005 (the "Commencement Date"), by and between

Execute Sports, Inc. (the "Company"), and

Todd M. Pitcher, an individual ("Employee")
.
WITNESSETH: WHEREAS, the Company under the name Execute Sports, Inc. (such activities, together with all other activities of the Company and its subsidiaries, if any, as conducted at or prior to the termination of this Employment Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Employment Agreement identified in writing by the Company to Employee at the date of such termination, are hereinafter referred to as the "Business Activities");

WHEREAS, the Company desires to employ Employee upon the terms and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement.

TERM OF EMPLOYMENT. The term of employment of Employee by the Company pursuant to this Employment Agreement shall be for the period (the "Employment Period") commencing on the Commencement Date and ending on the two year anniversary of the Commencement Date, or such earlier date that Employee's employment is terminated in accordance with the provisions of this Employment Agreement; provided however, that the Employment Period shall automatically be extended for a successive one year period, with Employee's written consent, unless the Company gives Employee thirty (30) days written notice prior to the end of such year that it does not intend to extend the term of the Employment Period.

CAPACITY AND DUTIES. Employee is and shall be employed in the capacity of President and Secretary of the Company and its subsidiaries and shall have such other duties, responsibilities and authorities as are assigned to him by the Board of Directors so long as such additional duties, responsibilities and authorities are consistent with Employee's position and level of authority as President and Secretary of the Company. Subject to the advice and general directions of the Board of Directors, and except as otherwise herein provided, Employee shall devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Employee to be performed by him under this Employment Agreement.

PLACE OF EMPLOYMENT. Employee's principal place of work shall be the corporate headquarters of the Company, currently located in San Clemente, California provided that the location of the Company and its offices may be moved from time to time in the discretion of the Board of Directors.

COMPENSATION. During the Employment Period, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Employee under this Employment Agreement, the Company shall pay to or provide Employee with the following:

1. Base Salary. The Company shall pay to employee a base annual salary at the rate of Seventy Two Thousand ($72,000.00) dollars per annum, and any extensions thereof, payable at such intervals (at least monthly) as salaries are paid generally to other employees of the Company. At each anniversary date, the Compensation Committee shall review employee salary and performance.

2.  Stock Option. Effective upon the Commencement Date, Employee will be granted options to purchase up to three-hundred thousand (300,000) shares at an exercise price of $.35 per share; such options will vest ratably, at a rate of 1/24th per month provided that Employee is employed on each vesting date and will be fully vested twenty-four (24) months from the date of grant provided that Employee has been continuously employed for the entire twenty four months. In the event of an Approved Transaction or Control Purchase of Execute Sports, Inc., Employee will have the right to have the options vest immediately, both upon the closing of such a Transaction or Purchase. At the end of six months of employment, employee will be granted an additional option on one-hundred thousand (100,000) shares at an exercise price of $.35 per share under the same terms as initial grant, with vesting period beginning starting in the seventh month of employment at a rate of 1/24th per month. At the end of twelve months of employment, employee will be granted an additional option on one-hundred thousand (100,000) shares at an exercise price of $.35 per share under the same terms as initial grant, with vesting period beginning starting in the thirteenth month of employment at a rate of 1/24th per month.

"Clawback.  If Employee engages in conduct which constitutes a basis for termination WITH CAUSE (see definition below) by the Company, Employee agrees that any stock options granted by the Company shall be rescinded and, upon demand by the Company, shall be confirmed as having been rescinded.  Employee and the Company agree that this provision is subject to specific performance and gives rise to injunctive relief."

3.  Bonus. The Company shall implement a performance-driven bonus structure for employee based on a percentage of employee’s base salary, which will be determined upon board review and recommendation by the Compensation Committee no later than ten (10) business days after the conclusion of each full year of employment. Employee will be responsible for providing the Board of Directors and Compensation Committee with a pro forma budget and accompanying projections for the Board’s review and approval, whereupon the said approved budget and projections shall serve as the basis for the “Cost Control and Budgeting” component of employee’s bonus review structure.

The Company and the employee understand that any extraordinary adjustments to the said approved budget and projections resulting from a directive and/or resolution from the Board (e.g., such as an increase in expenditures in one category or another of the Company’s G&A and/or Operating Expenses) shall be reasonably taken into consideration when evaluating employee’s annual performance, and in particular, to the employee’s performance as it relates to the initial budget and projections set forth by the employee and agreed to in writing by the Board and incorporated into the Company’s minutes. The Company agrees not to unreasonably judge employee’s performance based on circumstances beyond employee’s direct control. In turn, employee and Company hereby agree that the conclusion as to the employee’s performance and as a direct consequence of that conclusion, to the employee’s bonus, shall be made at the Board’s sole discretion. The bonus structure is outlined as follows:

(a)  Year 1: 10% (threshold) / 15% (target) / 30% (outstanding) of base salary
(b)  Year 2: 12.5% (threshold) / 25% (target) / 50% (outstanding) of base salary
(c )	Performance Factors and Weighting. Employee’s performance will be weighted and based upon certain metrics/benchmarks. In Year 1, the benchmarks and associated weighting will include:

(i) Cost Control and Budgeting (50%) - Continuous improvement in cost management through effective accounting controls and financial management techniques; ensure efficient and effective cash management; ensure that financial data is recorded accurately and timely in accordance with applicable accounting principles and other standards and that financial reports are accurate, timely and reliable; ensure quality budget formulation and effective budget execution.
(ii) Administrative and Regulatory Compliance (35%), Workforce management; planning and implementation of SOX policies;
(iii) Business Analytics and Strategic Planning (15%) - Understanding and mapping key metrics and performance trends; improvement of core financial processes; implementation and oversight of CRM and related programs; financial modeling and analysis of market opportunities.

So, for example, if at after the completion of one year of employment and service to the Company, the Board determines that employee performed in an Outstanding Capacity with respect to Cost Control and Budgeting (30% of 50%), and in an Outstanding Capacity in terms of Administrative and Regulatory Compliance (30% of 35%) and in a Target Capacity in terms of Business Analytics and Strategic Planning (15% of 15%), then the weighted average would be 27.75%. In which case, employee would, in this case, receive a bonus of 27.75% of his annual salary, or $19,980.00.

4. Vacation and Other Benefits.
(a)  Employee shall be entitled to Two (2) weeks vacation during the first year of employment. Employee shall be entitled to three (3) weeks vacation during the second year of employment. Vacation days not used during the calendar year may not be carried into subsequent years.
(b)  Health Plan. Company shall underwrite a mutually agreed upon health benefits plan for Employee that Employee is responsible for administrating.

EXPENSES. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses including, but not limited to, automobile and other business travel and customer entertainment expenses (no prior approval from direct report required up to $500 per month) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for employee reimbursement, provided, however, Employee shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of the Internal Revenue Code, as amended (the "Code"), as a condition precedent to such reimbursement.

ADHERENCE TO STANDARDS. Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with Employee's position and level of authority.

REVIEW OF PERFORMANCE. The Board of Directors shall periodically review and evaluate the performance of Employee under this Employment Agreement with Employee.

TERMINATION WITH CAUSE BY THE COMPANY. This Employment Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall:

1. Give Employee the Notice of Termination (as hereinafter defined) and

2. Pay Employee his annual base salary through the Date of Termination (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the Date of Termination, but which have not yet been paid.

TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY EMPLOYEE. This Employment Agreement may be terminated by the Company:

1. At the end of the Term of Employment,

2. During the Term of Employment without cause as hereinafter defined, or

3. By reason of death or Disability (as hereinafter defined) provided that the Company shall continue to pay to Employee (or the estate of Employee in the event of termination due to the death of employee) the compensation and other benefits described in the Section entitled Compensation of this Employment Agreement, except for annual cash bonuses or incentive compensation for six (6) months from the Date of Termination. Employee's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. In the event of termination by the Company by reason of Employee's death or Disability, medical, hospitalization or disability benefits coverage comparable to that provided by the Company during Employee's lifetime shall be provided to Employee, his spouse and dependents for six (6) months from the Date of Termination, and for six (6) months from the Date of Termination with respect to medical and hospitalization benefits for the Employee and his family. The benefits provided under this Section shall be no less favorable to Employee in terms of amounts, deductibles and costs to him, if any, than such benefits provided by the Company to him and shall not be interpreted so as to limit any benefits to which Employee, as a terminated employee of the Company, or his family may be entitled under the Company's life insurance, medical, hospitalization or disability plans following his Date of Termination or under applicable law.

In the event of Termination by the Employee for Good Reason, the Company shall continue to pay to Employee the compensation and other benefits described in the Section entitled Compensation of this Employment Agreement, except for annual cash bonuses or incentive compensation for two (2) months from the Date of Termination, and shall continue to provide medical, hospitalization or disability benefits coverage to Employee, his spouse and dependents for two (2) months from the Date of Termination.

In the event that within a period of one (1) year(s) of a Change in Control (as hereinafter defined), this Employment Agreement is terminated by the Company for any reason other than for cause (or the Company gives notice that it is not renewing the Employment Agreement pursuant to the Section entitled Term Of Employment), the Company shall continue to pay to Employee the compensation and other benefits described in the Section entitled Compensation of this Employment Agreement, except for annual cash bonuses or incentive compensation for six (6) months from the Date of Termination.

DEFINITIONS. In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used in this Employment Agreement shall have the meanings given to them by the definitions and descriptions in this Section entitled Definitions unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Employment Agreement:

1. "Disability" shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Employee, impairs Employee's ability to substantially perform his duties under this Employment Agreement as an employee and as a result of which he shall have been absent from his duties with the Company on a full-time basis for one (1) entire month.

2. A termination with "Cause" shall mean a termination of this Employment Agreement by reason of a good faith determination by the Board that Employee:
(a) Failed to substantially perform his duties with this Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties;
(b) Has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise; or
(c) Has materially breached the terms of this Employment Agreement. No act, or failure to act, on Employee's part shall be grounds for termination with Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company. Employee shall not be deemed to have been terminated with cause unless there shall have been delivered to Employee a letter setting forth the reasons for the Company's termination of the Employee with cause.

3. "Good Reason" shall mean the occurrence of any of the following events without Employee's prior express written consent:
(a) Any material change in Employee's status, title, authorities or responsibilities under this Employment Agreement which represents a demotion from such status, title, position or responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Employment Agreement, or any removal of Employee from, or failure to appoint, elect, reappoint or reelect Employee to, any of such positions, except in connection with the termination of his employment with Cause, or as a result of his death or Disability, provided, however, that no change in title, authorities or responsibilities customarily attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder;
(b) The failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Employee participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Employee continues to meet all eligibility requirements thereof;
(c) The failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Employee participates), or any material fringe benefit or prerequisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Employment Agreement; provided, however, that Employee continues to meet all eligibility requirements thereof;
(d) Any other material breach by the Company of any provision of this Employment Agreement;
(e) The failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Employment Agreement, as contemplated in the Section entitled Indemnification Agreement hereof;
(f) Any purported termination of employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Employment Agreement; and for purposes of this Employment Agreement, no such purported termination shall be effective; or
(g) Any Change of Control (as defined herein) of the Company.

4. Change of Control. "Change of Control" shall be deemed to have occurred when:
(a) Securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer by a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates;
(b) A merger or consolidation is consummated in which the Company is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of the Company;
(c) A sale is consummated by the Company of substantially all of the Company's assets to a person or entity which is not a wholly-owned subsidiary of the Company or any of its affiliates; or
(d) During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

5. Notice of Termination. "Notice of Termination" shall mean a written notice which shall indicate the specified termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Employee shall be communicated by a Notice of Termination to the other party hereto in accordance with the Section entitled Notices of this Employment Agreement.

6. Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination pursuant to the Section entitled Termination Without Cause By The Company Or For Good Reason By Employee of this Employment Agreement shall not be less than sixty (60) days, and in the case of a termination pursuant to this Section, entitled Definitions, of this Employment Agreement shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

FEES AND EXPENSES. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Employee as a result of a contest or dispute over Employee's termination of employment only if such contest or dispute is resolved in Employee's favor.

NOTICES. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Chairman with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

ཉ Company at: 1284 Puerta del Sol
Suite 150
San Clemente, CA
92673

ཉ Employee at:  3435 Aldford Drive
San Diego, CA 92111

LIFE INSURANCE. The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Employee, in such amounts and in such form or forms as the Company may determine. Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Employee hereby represents that to his knowledge he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

PRIOR EMPLOYMENT AGREEMENTS. Employee represents and warrants that Employee's performance of all the terms of this Employment Agreement and as an employee of the Company does not, and will not, breach any employment agreement, arrangement or understanding or any agreement, arrangement or understanding to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee's employment by the Company. Employee has not entered into, and shall not enter into, any agreement, arrangement or understanding, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Employee entering into, or carrying out his obligations under, this Employment Agreement.

PROPRIETARY INFORMATION AND INVENTIONS. Employee understands and acknowledges that:

1. During the term of the Employee's employment under this Agreement, the Employee shall not, directly or indirectly, engage or be interested (as a stockholder, director, officer, employee, salesperson, agent, broker, partner, individual proprietor, lender, consultant, or otherwise), either individually or in or through any person (whether a corporation, partnership, association, or other entity) which engages, anywhere in the United States, in a business which is conducted by or competitive to the Company on the date of termination of his/her employment, except that he/she may be employed by an affiliate of the Company and hold not more than 2% of the outstanding securities of any class of any publicly held company which is competitive with the business of the Company.

2. The Employee shall not, directly or indirectly, either during the term of the Employee's employment under this Agreement or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by law), or use in any manner, any information acquired by the Employee during his/her employment by the Company with respect to any clients or customers of the Company or any confidential or secret aspect of the Company's operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee. Information subject to the provisions of this paragraph shall include, without limitation:

(a) Procedures for computer access and passwords of the Company's clients and customers, program manuals, user manuals, or other documentation, run books, screen, file, or database layouts, systems flowcharts, and all documentation normally related to the design or implementation of any computer programs developed by the Company relating to computer programs or systems installed either for customers or for internal use;
(b) Lists of present clients and customers and the names of individuals at each client or customer location with whom the Company deals, the type of equipment or computer software they purchase or use, and information relating to those clients and customers which has been given to the Company by them or developed by the Company, relating to computer programs or systems installed;
(c) Lists of or information about personnel seeking employment with or who are employed by the Company;
(d) Prospect lists for actual or potential clients and customers of the Company and contact persons at such actual or potential clients and customers;
(e) Any other information relating to the Company's research, development, inventions, purchasing, engineering, marketing, merchandising, and selling.

3. The Employee shall not, directly or indirectly, either during the term of the Employee's employment under this Agreement or for a period of one (1) year thereafter or for six (6) months following the Termination Date if this Employment Agreement is terminated by the Company other than with Cause or by the Employee for Good Reason;
(a) Solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions, or affiliates, or solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions, or affiliates, in each case at any time during the past year of the term of the Employee's employment under this Agreement. For purposes of this Agreement, the term "person" shall include natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, and governments, or any agencies, instrumentalities, or political subdivisions thereof.
(b) Induce employees of the Company to terminate their employment with the Company or engage in any Competitive Business in the United States; provided, however, that the ownership of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market or the ownership and/or operation of a franchise under a franchise agreement with the Company shall not be deemed engaging any Competitive Business. "Competitive Business" shall mean any other business that is the same as or similar to the Company concept as it exists on the date of this Employment Agreement or on the Termination Date.

4. All memoranda, notes, records, or other documents made or composed by the Employee, or made available to him during the term of this Agreement concerning or in any way relating to the business or affairs of the Company, its subsidiaries, divisions, affiliates, or clients shall be the Company's property and shall be delivered to the Company on the termination of this Agreement or at any other time at the request of the Company.

5. During the employment period:
(a) The Employee hereby assigns and agrees to assign to the Company all his rights to and title and interest to all Inventions, and to applications for United States and foreign patents and United States and foreign patents granted upon such Inventions and to all copyrightable material or other works related thereto.
(b) The Employee agrees for himself and his heirs, personal representatives, successors, and assigns, upon request of the Company, to at all times do such acts, such as giving testimony in support of the Employee's inventorship, and to execute and deliver promptly to the Company such papers, instruments, and documents, without expense to him, as from time to time may be necessary or useful in the Company's opinion to apply for, secure, maintain, reissue, extend, or defend the Company's worldwide rights in the Inventions or in any or all United States patents and in any or all patents in any country foreign to the United States, so as to secure to the Company the full benefits of the Inventions or discoveries and otherwise to carry into full force and effect the text and the intent of the assignment set out in this Section, Proprietary Information And Inventions.
(c) Notwithstanding any provision of this Agreement to the contrary, the Company shall have the royalty-free right to use in its business, and to make, have made, use, and sell products, processes, and services to make, have made, use, and sell products, processes, and services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements thereof and know-how related thereto, that are not inventions as defined herein, but which are made or conceived by the Employee during his employment by the Company or with the use or assistance of the Company's facilities, materials, or personnel. If the Company determines that it has no present or future interest in any invention or discovery made by the Employee under this paragraph, the Company shall release such invention or discovery to the Employee within Sixty (60) days after the Employee's notice in writing is received by the Company requesting such release. If the Company determines that it does or may in the future have an interest in any such invention or discovery, such information will be communicated to the Employee within the 60-day period described above.
(d) For purposes of this Section, Proprietary Information And Inventions, "Inventions" means inventions, discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which the Employee becomes acquainted as a result of her employment by the Company.

6. The Employee acknowledges that the agreements provided in this Section, Proprietary Information And Inventions, were an inducement to the Company entering into this Agreement and that the remedy at law for breach of Employee's covenants under this Section, Proprietary Information And Inventions, will be inadequate and, accordingly, in the event of any breach or threatened breach by the Employee of any provision of this Section, Proprietary Information And Inventions, the Company shall be entitled, in addition to all other remedies, to an injunction restraining any such breach.

TRUST. Employee's employment creates a relationship of confidence and trust between Employee and the Company with respect to certain information applicable to the business of the Company, its subsidiaries, if any, (collectively, the "Group") or applicable to the business of any franchisee, vendor or customer of any of the Group, which may be made known to Employee by the Group or by any franchisee, vendor or customer of any of the Group or learned by Employee during the employment Period.

REMEDIES. Employee acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this Fact, in the event of a breach or threatened breach by Employee of any of the provisions of this Employment Agreement, it is agreed that the Company shall be entitled to, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Employee from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Employment Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Employee from engaging in any activities prohibited by this Employment Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

INDEMNIFICATION AGREEMENT. Upon the execution of this Employment Agreement, the Company and employee shall each execute and deliver to the other an Indemnification Agreement dated as of the date hereof.

BINDING EFFECT. This Employment Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee's estate.
MODIFICATION AND WAIVER. No provision of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

HEADINGS. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

WAIVER OF BREACH. The waiver of either the Company or Employee of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Employee.

AMENDMENTS. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

SEVERABILITY. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that while the Company and Employee consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

GOVERNING LAW. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of California.

ARBITRATION. Any controversy or claim arising out of or relating to this Employment Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief shall be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with the Rules. One arbitrator shall be named by the Company, a second shall be named by Employee and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. Arbitration shall occur in San Diego, California or such other location agreed to by the Company and Employee. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto.

EXECUTIVE OFFICER STATUS. Employee acknowledges that he may be deemed to be an "executive officer" of the Company for purposes of the Securities Act of 1993, as amended (the "1933 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act") and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Employee shall provide to the Company such information about Employee as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings. Employee shall report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common Stock deemed to be beneficially owned by Employee and/or any members of Employee's immediate family.

PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. As used in this agreement: (1) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (2) words in the singular shall mean and include the plural and vice versa, and (3) the word "may" gives sole discretion without any obligation to take any action.

COUNTERPARTS. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

EXHIBITS. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Employment Agreement.

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by the Company and the Employee as of the date first above written.

Company: _____________________________________

Employee: _____________________________________  Date: ____________

Accepted by: ___________________________________

Name/Title: ____________________________________ Date:____________